UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 17, 2010

FEDERAL HOME LOAN BANK OF BOSTON

(Exact name of registrant as specified in its charter)

Federally chartered corporation	000-51402	04-6002575
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 Huntington Avenue
Boston, MA 02199
(Address of principal executive offices, including zip code)

(617) 292-9600
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Grant of Bonus

On December 17, 2010, the Federal Home Loan Bank of Boston’s (the Bank’s) board of directors (the Board) approved a bonus in the amount of $55,000 to President and Chief Executive Officer Edward A. Hjerpe III.

At the time that Mr. Hjerpe commenced employment at the Bank in July 2009, the Board committed to consider such a bonus at the end of 2009. The Board deferred consideration of the bonus until July 2010, after Mr. Hjerpe’s one year anniversary with the Bank. At that time, the Board voted to approve the bonus in recognition of Mr. Hjerpe’s excellence in leadership since joining the Bank, subject to the Federal Housing Finance Agency’s (Finance Agency) review and non-objection within a four-week period following submission of the action to the Finance Agency. The Finance Agency ultimately issued a non-objection letter in November 2010. Since the non-objection was received after the four-week period contemplated in the Board’s July vote, the bonus could not become final without further action by the Board. On December 17, 2010, the Board voted to confirm its July vote, and the bonus was paid to Mr. Hjerpe on December 22, 2010.

Election of Member Director

On December 17, 2010, the Board elected John F. Treanor to fill the remainder of the term of a vacant member directorship, which the Bank reported via Current Report on Form 8-K filed with the Securities and Exchange Commission (the Commission) on October 25, 2010. Mr. Treanor’s term will commence on January 1, 2011, and conclude on December 31, 2012. Mr. Treanor was elected in accordance with the rules governing the election of Federal Home Loan Bank directors to fill vacant directorships specified in the Federal Home Loan Bank Act of 1932 (the Act) and the related regulations of the Finance Agency.

Mr. Treanor has more than 40 years of experience in the financial services industry. He currently serves as a director of The Washington Trust Company, a member of the Bank located in Westerly, Rhode Island (Docket Number 9487). Mr. Treanor formerly served as president and chief operating officer at Washington Trust for 10 years prior to his retirement in 2009. Prior positions included executive vice president, chief financial officer, and chief operating officer of Springfield Institution for Savings in Springfield, Massachusetts (1994-1999); executive vice president, treasurer, and chief financial officer of Sterling Bancshares Corporation in Waltham, Massachusetts (1991-1994); and various management positions at Shawmut National Corporation in Boston, Massachusetts and Hartford, Connecticut (1969-1991). Mr. Treanor completed his B.S. in economics at St. Anselm College and his M.B.A. at Suffolk University.

The Board has not yet determined on which committee(s) Mr. Treanor will serve.

The Bank expects to compensate Mr. Treanor in accordance with the Bank’s 2011 Director Compensation Policy, which was adopted on December 17, 2010, subject to review by the Finance Agency. Mr. Treanor is also entitled to participate in the Bank’s nonqualified, unfunded deferred compensation plan, under which each Bank director has the opportunity to defer all or a portion of the amount of compensation. Mr. Treanor will also be reimbursed for reasonable travel, subsistence, and other related expenses incurred in connection with his duties as a director on the Board of the Bank.

The Bank is a cooperative and conducts business primarily with its members, including The Washington Trust Company, which are required to own capital stock in the Bank as a prerequisite to transacting certain business with the Bank. Pursuant to Finance Agency regulation, the Bank’s member directors, including Mr. Treanor, must serve as officers and/or directors of Bank members. Subject to the Act and Finance Agency regulations, the Bank also issues consolidated obligations through the Office of Finance, maintains a portfolio of short-term and long-term investments, enters into derivative transactions, and provides certain cash management and other services; in each case, with members, housing associates, or other third parties of which the Bank’s directors, including Mr. Treanor, may serve as officers or directors. All such transactions are made in the ordinary course of the Bank’s business and are subject to the same Bank policies as transactions with the Bank’s members, housing associates, and third parties generally. For further information, see Item 13—Certain Relationships and Related Transactions, and Director Independence of the Bank’s Annual Report on Form 10-K filed with the Commission on March 22, 2010.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of Boston

Date: December 22, 2010	By:	/s/ Frank Nitkiewicz

Frank Nitkiewicz Executive Vice President and Chief Financial Officer